EXHIBIT 23

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 25, 2014

Sabine Royalty Trust

Bank of America, N.A.

Bank of America Plaza - 17th Floor

901 Main Street

Dallas, Texas 75202

Gentlemen:

We hereby consent to the inclusion of our third party letter report dated February 18, 2014, containing our opinion on the proved reserves and revenue, as of January 1, 2014, of certain royalty interests owned by Sabine Royalty Trust in the Annual Report on Form 10–K for the year ended December 31, 2013, of the Sabine Royalty Trust (the Form 10-K) to be filed with the United States Securities and Exchange Commission. We also consent to the references to DeGolyer and MacNaughton under “Properties—Reserves” in Item 2 and under “Supplemental Oil and Gas Information (Unaudited)—Reserve Quantities” in Item 8 of the Form 10–K.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716